                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-12

                              Concord Camera Corp.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)
-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    1) Title of each class of securities to which transaction applies:

       _________________________________________________________________________

    2) Aggregate number of securities to which transaction applies:

       _________________________________________________________________________

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       _________________________________________________________________________

    4) Proposed maximum aggregate value of transaction:

       _________________________________________________________________________

    5) Total fee paid:

       _________________________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount previously paid:

       _________________________________________________________________________

     2) Form, Schedule or Registration Statement No.:

       _________________________________________________________________________

     3) Filing Party:

       _________________________________________________________________________

     4) Date Filed:
       _________________________________________________________________________

                              CONCORD CAMERA CORP.
                            4000 HOLLYWOOD BOULEVARD
                  PRESIDENTIAL CIRCLE - 6TH FLOOR, NORTH TOWER
                            HOLLYWOOD, FLORIDA 33021

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD FEBRUARY 3, 2005



      Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Concord Camera Corp., a New Jersey corporation (the "Company"), will be held at the Marriott Residence Inn at Aventura Mall, 19900 West Country Club Drive, Aventura, Florida 33180, on February 3, 2005, beginning at 10:00 a.m., local time, for the following purposes:

      1.    To elect directors for the ensuing year;

      2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending July 2, 2005; and

      3. To transact such other business as may properly come before the meeting or any adjournments thereof.

      Only holders of record of the Company's common stock, no par value, at the close of business on December 8, 2004, will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

      In order to be admitted to the Annual Meeting, a shareholder must present an admission ticket or proof of ownership of Company stock on the record date. If your shares are held in the name of a bank, broker or other holder of record, a brokerage statement or letter from a bank or broker is an example of proof of ownership. Any holder of a proxy from a shareholder must present the proxy card, properly executed, and an admission ticket to be admitted. Stockholders and proxyholders must also present a form of photo identification such as a driver's license or passport.

      An admission ticket is on the back cover page of your proxy statement. If you plan to attend the Annual Meeting, please keep this ticket and bring it with you to the Annual Meeting. If you receive this proxy statement electronically, you can obtain a ticket in advance of the Annual Meeting by printing the final page of this proxy statement.

      PLEASE SIGN AND DATE THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE POSTAGE PAID, SELF-ADDRESSED ENVELOPE PROVIDED FOR YOUR CONVENIENCE. MANAGEMENT ASKS THAT YOU DO THIS WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. SHOULD YOU ATTEND, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                           By Order of the Board of Directors,



                                           Alan Schutzman
                                           Secretary


Hollywood, Florida
January 5, 2005

                              CONCORD CAMERA CORP.

                                   ----------

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD THURSDAY, FEBRUARY 3, 2005


This Proxy Statement is furnished by the Board of Directors (the "Board") of Concord Camera Corp. (the "Company" or "Concord") in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders of the Company which will be held at the Marriott Residence Inn at Aventura Mall, 19900 West Country Club Drive, Aventura, Florida 33180 on February 3, 2005, beginning at 10:00 a.m., local time, and all adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting.

The Board has fixed the close of business on December 8, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of that date, there were issued and outstanding 28,832,219 shares of common stock, no par value (the "Common Stock"), the Company's only class of voting securities outstanding. Each share of Common Stock entitles the holder thereof to one vote. The presence, in person or by proxy, of holders of a majority of all the outstanding Common Stock constitutes a quorum at the Annual Meeting. Shares of Common Stock represented by proxies that reflect abstentions and "broker non-votes" (i.e., Common Stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted for the purpose of determining the existence of a quorum at the Annual Meeting, but will not be counted as a vote cast for the purpose of determining the number of votes required to approve a proposal.

Any shareholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by: (i) written notice to the Company at or prior to the Annual Meeting, Attention: Secretary; (ii) execution of a subsequent proxy; or (iii) attendance and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke the proxy. All shares of Common Stock represented by effective proxies will be voted at the Annual Meeting or at any adjournment thereof. UNLESS OTHERWISE SPECIFIED IN THE PROXY (AND EXCEPT FOR "BROKER NON-VOTES" DESCRIBED ABOVE), SHARES OF COMMON STOCK REPRESENTED BY PROXIES WILL BE VOTED: (I) FOR THE ELECTION OF MANAGEMENT'S NOMINEES FOR DIRECTORS; (II) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING JULY 2, 2005 ("FISCAL 2005"); AND
(III) IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

All information in this Proxy Statement gives effect to a two-for-one stock split effective on April 14, 2000 to shareholders of record on March 27, 2000.

The Company's executive offices are located at 4000 Hollywood Boulevard, Presidential Circle- 6th Floor, North Tower, Hollywood, Florida 33021. Mailing to shareholders of this Proxy Statement, the accompanying form of proxy, and the Company's Annual Report to Shareholders for the fiscal year ended July 3, 2004 ("Fiscal 2004"), will commence on or about January 6, 2005.

                                  PROPOSAL ONE:

                              ELECTION OF DIRECTORS

NOMINEES FOR ELECTION OF DIRECTORS

Pursuant to Article III of the Company's By-laws, as amended, the Board has fixed the number of directors constituting the entire Board at four. All four directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified. In voting for directors, each shareholder is entitled to cast one vote for each share of Common Stock held of record, either in favor of or against the election of each nominee, or to abstain from voting on any or all nominees. Although management does not anticipate that any nominee will be unable or unwilling to serve as director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by the Board, unless the Board decides to reduce the number of directors constituting the Board. The election of directors requires the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES. PROXIES THAT DO NOT WITHHOLD THE AUTHORITY TO VOTE FOR THE NOMINEES WILL BE VOTED FOR EACH OF THE NOMINEES.

The following sets forth information with respect to each nominee for director, all of whom are currently serving as directors of the Company and all of whom have consented to serve if reelected by shareholders. The information has been furnished to the Company by the individuals named.

                                     YEAR FIRST
                                      ELECTED/
                                      NOMINATED
    NAME OF NOMINEE            AGE     DIRECTOR   POSITIONS AND OFFICES WITH THE COMPANY
    ---------------            ---     --------   --------------------------------------
    Ira B. Lampert             59        1993     Chairman of the Board, Chief Executive
                                                  Officer and President
    Ronald S. Cooper           66        2000     Director
    Morris H. Gindi            60        1988     Director
    William J. O'Neill, Jr.    62        2001     Director

Ira B. Lampert has been the Chairman and Chief Executive Officer of the Company since July 13, 1994. For the calendar year 1995 and again from July 31, 1998 through the present, Mr. Lampert also served as President of the Company. Mr. Lampert is a member of the Queens College Foundation Board of Trustees (Queens College is part of the City University system of New York), a member of the Advisory Board of the Boys & Girls Republic, a nonprofit organization for underprivileged children, and serves on the Boards of Trustees of the Mount Sinai Medical Center Foundation, Inc. and the Mount Sinai Medical Center of Florida, Inc.

Ronald S. Cooper has been a director of the Company since January 2000. Mr. Cooper is a co-founder and principal of LARC Strategic Concepts, LLC, a consulting firm focusing on emerging growth companies. Mr. Cooper retired from Ernst & Young LLP in September 1998, having joined the firm in 1962. He became a partner in 1973 and was Managing Partner of the firm's Long Island, New York office from 1985 until he retired.

Morris H. Gindi has been a director of the Company since 1988. Mr. Gindi has served as the Chief Executive Officer of Notra Trading Inc., an import agent in the home textiles industry, since 1983 and as Chief Executive Officer of Morgan Home Fashions, a manufacturer and distributor of home textiles, since 1995. These two businesses import and distribute merchandise to all levels of the retail trade. Mr. Gindi's career in the home textiles industry has spanned four decades.

William J. O'Neill, Jr. has been a director of the Company since August 2001. Mr. O'Neill is a founder and principal of O'Neill Group, Inc., a consulting firm focused on developing business strategies, operational execution, financial evaluations and fundraising activities. From 1969 to 1999, Mr. O'Neill held various management positions at Polaroid Corporation, most recently as Executive Vice President and President, Corporate Business Development. Since July

2001, he has served as Dean of the Frank Sawyer School of Management at Suffolk University in Boston, Massachusetts. In addition, Mr. O'Neill is a director of CardioTech International, Inc., a manufacturer of cardiovascular devices.

CORPORATE GOVERNANCE

The Company's Common Stock is listed on the Nasdaq National Market ("Nasdaq"). Although not required by Nasdaq's corporate governance rules, the Company's Board of Directors adopted Corporate Governance Guidelines which address governance issues and set forth the Company's governance principles including director qualification, Board structure, director compensation, management succession and periodic performance evaluation of the Board and its committees. The Company's Corporate Governance Guidelines are available on its website: www.concord-camera.com under Investor Relations. The Company has also adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer and controller, as well as all other employees and the directors of the Company. The code of ethics, which the Company calls its Code of Conduct, is available on the Company's website: www.concord-camera.com under Investor Relations. If the Company makes any substantive amendments to, or grants a waiver (including an implicit waiver) from, a provision of its Code of Conduct that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, the Company will disclose such amendment or waiver on the aforementioned website and in a current report on Form 8-K.

INDEPENDENCE OF BOARD MEMBERS

Pursuant to Nasdaq's listing standards, beginning January 22, 2004, a majority of the Board must be comprised of "independent" directors as defined in Rule 4200 of Nasdaq's listing standards. The Board has reviewed the independence standard set forth in Rule 4200 and has determined that each of the Company's directors other than Mr. Lampert is independent under Rule 4200.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board met twelve times during Fiscal 2004. The Company's independent directors meet in executive session without management present as part of each regularly scheduled meeting of the Board. In addition, the independent directors also meet separately from Board meetings from time to time in their discretion. In Fiscal 2004, all directors attended 75% or more of the Board meetings and meetings of the committees on which they served.

Directors are encouraged to attend the Company's annual meetings of shareholders. Because the Board holds one of its regular meetings in conjunction with the Company's annual meetings of shareholders, unless one or more members of the Board are unable to attend, all of the members of the Board are present for the annual meeting. All four of the Company's current directors attended the 2004 annual meeting in person, and J. David Hakman, who was a director at the time, participated by means of conference telephone.

The Board has an Audit Committee, a Compensation and Stock Option Committee, an Executive Committee, a Director Affairs Committee and a Marketing and Product Development Committee.

The Audit Committee, which is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), has the following members: Ronald
S. Cooper (Chairman), Morris H. Gindi and William J. O'Neill, Jr., each of whom is independent as defined in listing standards applicable to the Company. The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. The Audit Committee's role includes discussing with management the Company's processes to manage financial risk and for compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor engaged to prepare or issue audit reports on the Company's financial statements or to perform other audit, review or attest services for the Company. The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditor in carrying out its oversight responsibilities. The specific responsibilities in carrying out the Audit Committee's oversight role are delineated in the Audit Committee Charter, a copy of which was included as an appendix to the Company's

Proxy Statement as filed on December 18, 2003 with the Securities and Exchange Commission ("SEC"). See the "Audit Committee Report" below. The Audit Committee met seventeen times in Fiscal 2004.

The Compensation and Stock Option Committee consists of William J. O'Neill, Jr. (Chairman) and Ronald S. Cooper, each of whom is independent as defined in listing standards applicable to the Company. The Compensation and Stock Option Committee reviews, approves and makes recommendations to the Board regarding executive compensation. See the "Compensation Committee Report on Executive Compensation" below. The Compensation and Stock Option Committee met eight times in Fiscal 2004.

The Director Affairs Committee, consisting of Ira B. Lampert (Chairman) and William J. O'Neill, Jr., recommends to the independent directors of the Board those persons who, in the opinion of the members of the Director Affairs Committee, should be invited to stand for election to the Board as management nominees at any and all ensuing meetings of the shareholders of the Company. The Director Affairs Committee also evaluates new candidates and current directors, and reviews, evaluates and recommends changes to the Company's corporate governance practices. The Director Affairs Committee held five meetings in Fiscal 2004.

Pursuant to Nasdaq's listing standards, director nominees must either be selected, or recommended for the Board's selection, either by: (i) a majority of the independent directors; or (ii) a nominations committee comprised solely of independent directors. The Company does not have a standing Nominating Committee. The Director Affairs Committee recommends but does not nominate nominees for election to the Board. Nominees are selected by a majority of the independent directors on the Board, all of whom are "independent" as independence for nominating committee members is defined in the applicable Nasdaq listing standards. Because a majority of the independent directors select the Company's director nominees with input and advice from a Director Affairs Committee, the Company believes it is not necessary to have a separately designated Nominating Committee. In accordance with Nasdaq's listing requirements, the Board has adopted resolutions addressing the nominations process. The nominations process resolutions are available on the Company's website at www.concord-camera.com under Investor Relations.

DIRECTOR NOMINATIONS PROCESS

The Director Affairs Committee may use multiple sources to identify director candidates, including its own contacts and referrals from other directors, management, the Company's advisers, and director search firms. In addition, the Director Affairs Committee will consider candidates recommended by shareholders. Shareholder suggestions of one or more nominees for election to the Board may be sent in writing to the Director Affairs Committee, Attention: Chairman, c/o Concord Camera Corp., Presidential Circle - 6th Floor, North Tower, 4000 Hollywood Boulevard, Hollywood, Florida 33021. The Director Affairs Committee evaluates candidates recommended by shareholders in the same manner and using the same criteria it uses to evaluate candidates recommended by other sources.

The Director Affairs Committee has determined that all candidates for the Board shall, at a minimum, possess high personal and professional ethical standards, integrity and values; an inquiring mind, intelligence, practical wisdom and informed judgment; the ability to work effectively and collegially with other directors; a willingness and ability to devote the required amount of time to carrying out the duties and responsibilities of Board and committee membership; and a commitment to representing the long-term interests of the Company's shareholders. In addition, the Director Affairs Committee also considers certain other qualities and skills in accordance with criteria established by the Director Affairs Committee from time to time, including without limitation, the candidate's independence and financial literacy, and the extent to which the candidate possesses pertinent policy-making, business and professional experience in government, business, finance, technology, marketing, sales, manufacturing, worldwide diverse operations and cultures, and other areas related to the Company's business activities.

The Director Affairs Committee reviews each recommendation for director candidates (including shareholder recommendations) and makes an initial determination as to whether the candidate has the ability to meet the minimum criteria which may be modified by the Director Affairs Committee from time to time. The Director Affairs Committee may, in its discretion, confirm a candidate's willingness to serve on the Board, verify a candidate's education, employment records and references, conduct background investigations, and arrange for in-person meetings with the Director Affairs Committee or the full Board. Following the Director Affairs Committee's determination as to the qualified candidates, it shall recommend to the independent directors of the Board those persons who should be invited to stand for election. Pursuant to the Company's By-laws, the nominees to stand for election to the Board are then selected by a majority of the independent directors on the Board. The independent directors are free to select nominees in addition to, or instead of, those recommended by the Director Affairs Committee.

COMMUNICATIONS WITH THE BOARD

A shareholder may communicate directly with the Board by addressing a letter to the Board of Directors of Concord Camera Corp. c/o Chairman, Presidential Circle
- 6th Floor, North Tower, 4000 Hollywood Boulevard, Hollywood, Florida 33021. If a shareholder would like the letter to be forwarded directly to one of the Chairmen of the five standing committees of the Board, he or she should so indicate. If no specific direction is indicated, the Chairman's office will review the letter and forward it to the appropriate Board member(s).

COMMUNICATIONS WITH THE AUDIT COMMITTEE

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. These procedures are described in the Company's Code of Conduct which is available on the Company's website at www.concord-camera.com under Investor Relations.

COMPENSATION OF DIRECTORS

Directors who are employees of the Company receive no additional compensation for their services as directors. During Fiscal 2004, each non-employee member of the Board was paid the following: (i) an annual fee of $15,000 for serving on the Board; (ii) a $2,500 annual fee for each Board committee on which he served ($3,500 for serving as Chairman except as noted below); and (iii) $1,000 for each Board or committee meeting attended. The Company reimburses all reasonable expenses incurred by both employee and non-employee directors in connection with such meetings. Independent directors do not receive additional compensation for meetings held separately from Board meetings. Effective as of July 4, 2004, the annual fee for serving as Chairman of the Audit Committee and Chairman of the Compensation and Stock Option Committee was increased to $10,000 and $5,000, respectively, in light of the additional duties and responsibilities associated with serving as Chairman of those committees.

In addition, pursuant to the formula award provisions of the Company's 1993 Incentive Plan, as amended, prior to January 20, 2003, each non-employee director automatically received the following options to purchase shares of the Common Stock. Upon appointment to the Board, each non-employee director received: (i) an option to purchase up to 40,000 shares, vesting as to 8,000 shares on the following January 1 and on each January 1 thereafter (provided that, if a director fails to attend at least 75% of the Board meetings in any calendar year, then the options that would have vested on the next January 1 are forfeited); and (ii) an immediately exercisable option to purchase 13,000 shares. On each anniversary of his appointment, each non-employee director received another immediately exercisable option to purchase 13,000 shares. All of the foregoing options have an exercise price equal to the closing price of the Common Stock on the date of grant and expire on the earlier of: (i) five years from the grant date; or (ii) one year after the recipient ceases to be a member of the Board. On January 20, 2003, the 1993 Incentive Plan was amended to remove the provisions regarding formula awards to non-employee directors and, in lieu of the anniversary grant that would have been received in 2003, each non-employee director was granted an option to purchase 26,000 shares of Common Stock at an exercise price of $5.52 per share. The foregoing options were immediately exercisable as to 13,000 shares and vested as to the remaining 13,000 shares on January 20, 2004 provided the director continued to serve on the Board. The 1993 Incentive Plan expired on December 1, 2003.

Effective July 31, 2003, the Company amended the outstanding options held by William J. Lloyd, who was a member of the Board until such time, to permit such options to be exercised until their stated expiration date, and to permit the continued vesting through January 2005 of 12,000 shares subject to one such option, in light of the valuable years of advice and service that had been provided by Mr. Lloyd during his tenure as a member of the Board. The foregoing amendments did not apply to the installment of 13,000 shares that would have vested on January 20, 2004 under the grant made to him on January 20, 2003, which installment was forfeited.

Effective December 1, 2004, the Company amended the outstanding options held by
J. David Hakman, who was a member of the Board until such time, to permit such options to be exercised until the later of (i) one year from the date of his resignation from the Board; or (ii) their stated expiration date, in light of the valuable years of advice and service that had been provided by Mr. Hakman during his tenure as a member of the Board.

EXECUTIVE OFFICERS

Set forth below is the name and age as of December 15, 2004, of each of the Company's executive officers and each person chosen to become an executive officer, together with certain biographical information for each of them (other than Ira B. Lampert, for whom biographical information is provided above under "Nominees for Election of Directors"):

Name of Executive Officer                 Age         Position and Offices with the Company
-------------------------                 ---         -------------------------------------
Ira B. Lampert                            59          Chairman, Chief Executive Officer and President
                                                      (principal executive officer)
Gerald J. Angeli                          52          Vice President of Worldwide Engineering and Technology
                                                      for the Company and Managing Director of Concord
                                                      Camera HK Limited ("Concord HK")
Robert A. Bosi                            49          Interim Senior Vice President and Chief Financial
                                                      Officer (principal financial officer)
Keith L. Lampert                          34          Executive Vice President and Chief Operating Officer
Harlan I. Press                           40          Vice President, Treasurer and Assistant Secretary
Blaine A. Robinson                        45          Controller (principal accounting officer)
Alan Schutzman                            48          Senior Vice President, General Counsel and Secretary
Urs W. Stampfli                           53          Senior Vice President and Director of Global Sales and
                                                      Marketing

Gerald J. Angeli joined the Company in April 2000 as Vice President, DMS Product Supply. Since March 2001, he has served as the Company's Vice President of Worldwide Engineering and Technology. In addition, on June 7, 2004, Mr. Angeli became Co-Managing Director of Concord HK and, effective October 1, 2004, became its sole Managing Director. From July 1997 to April 2000, Mr. Angeli was Vice President, Global Manufacturing and Products Supply for NCR Corporation's Systemedia Group, where he was responsible for manufacturing, customer service, distribution and logistics. Prior to that, Mr. Angeli was employed by Eastman Kodak Company for 20 years in various capacities, most recently as Manager of Worldwide Manufacturing and Supply Chain and Vice President, Consumer Imaging.

Robert A. Bosi has been Interim Senior Vice President and Chief Financial Officer of the Company since October 21, 2004. Mr. Bosi is affiliated with Tatum CFO Partners, LLP, a nationwide partnership that provides financial and information technology leadership. Mr. Bosi was Vice President and Chief Financial Officer of Vesper Corporation from September 2002 to December 2003. From 1991 to 2001, he was Vice President of Finance and Chief Financial Officer of Curtiss-Wright Corporation, having joined the company as Treasurer in 1989. Mr. Bosi is a Certified Public Accountant and a Certified Management Accountant.

Keith L. Lampert, who is a son of Ira B. Lampert, has been Executive Vice President since February 2002 and Chief Operating Officer since January 1, 2003. From February 2002 until January 2003, he also served as the Company's Director of Worldwide Operations and was Managing Director of Concord HK from April 2000 until December 2002. From March 2001 to February 2002, Mr. Lampert also served as the Company's Vice President of Worldwide Operations. He became a Vice President of the Company in August 1998, having joined the Company in 1993.

Harlan I. Press has been Vice President and Treasurer since April 2000 and Assistant Secretary of the Company since October 1996. Mr. Press served as the Corporate Controller of the Company from October 1996 through April 2000, as Chief Accounting Officer from November 1994 to September 20, 2004, and as Principal Financial Officer from September 20, 2004 to October 21, 2004. Mr. Press is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and the Financial Executives Institute.

Blaine A. Robinson has been Controller of the Company since February 2003 and Principal Accounting Officer since September 20, 2004. Prior to joining the Company, from May 2002 to February 2003, Mr. Robinson was employed by Spherion Corporation and served as a financial and accounting consultant to the Company. Previously, Mr. Robinson was Chief Financial Officer of Green2go.com, Inc. from March 2000 to September 2001 and Assistant Corporate Controller of AutoNation, Inc. from March 1997 to March 2000. Mr. Robinson is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.

Alan Schutzman joined the Company in September 2003 as Senior Vice President, General Counsel and Secretary. From January 2001 until joining the Company, Mr. Schutzman was Associate General Counsel of Jacuzzi Brands, Inc. ("Jacuzzi"), and Vice President and Associate General Counsel of Jacuzzi since September 2001. From July 1996 to December 2000, he served as Vice President and General Counsel of various operating subsidiaries of Jacuzzi, including Ames True Temper and Keller Ladders, Inc.

Urs W. Stampfli has been Senior Vice President since February 2002 and Director of Global Sales and Marketing for the Company since April 2000. Mr. Stampfli joined the Company in May 1998 as Director of Global Sales and Marketing, and became a Vice President of the Company in April 2000. From 1990 to April 1998, Mr. Stampfli was Vice President, Marketing, Photo Imaging Systems of Agfa Division, Bayer Corporation.

EXECUTIVE COMPENSATION

The following table contains certain information regarding aggregate compensation earned, paid or payable during Fiscal 2004, Fiscal 2003 and Fiscal 2002, for services rendered to the Company and its subsidiaries during these fiscal years, to: (a) the Chief Executive Officer; (b) each of the other four most highly compensated executive officers who were serving as executive officers at the end of Fiscal 2004; and (c) one former executive officer, Brian
F. King, who would have been among the executive officers described in (b) had he still been serving as an executive officer of the Company at the end of Fiscal 2004 (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                    Long-Term
                                                                                  Compensation
                                                Annual Compensation                   Awards
                                   ---------------------------------------- ------------------------
                                                                              Shares         LTIP
                                                              Other Annual  Underlying     Payouts       All Other
Name and                   Fiscal     Salary       Bonus(c)   Compensation    Options        (d)        Compensation
Principal Position          Year        ($)          ($)           ($)          (#)          ($)              ($)
------------------        -------- -------------- ----------- ------------- ------------ ------------- ---------------
Ira B. Lampert(a)           2004   $975,000(1)        -        $696,508(2)       -            -         $ 54,102(9)
  Chairman, Chief           2003    916,667(1)     $424,834     715,109(2)       -        $235,919       982,595(9)
  Executive Officer         2002    920,833(1)        -         681,110(2)    263,004(8)      -          960,447(9)
  and President

Brian F. King               2004    450,000           -          28,000(3)       -            -           529,070(10)
  Senior Executive Vice     2003    425,000         212,417      28,000(3)       -         117,959        376,952(10)
  President                 2002    400,000           -          (7,177)(3)    127,260(8)     -           375,372(10)

Keith L. Lampert            2004    350,000           -          43,583(4)       -            -            33,136(11)
  Executive Vice            2003    317,070         158,762     136,049(4)     100,000      76,674        402,555(11)
  President and Chief       2002    225,000           -         228,968(4)      76,356(8)     -           233,973(11)
  Operating Officer

Urs W. Stampfli             2004    257,245           -          19,310(5)       -            -            10,273(12)
  Senior Vice President     2003    264,320(1)      119,685      21,805(5)       -          69,449         48,322(12)
  and Director of Global    2002    210,500           -          12,000(5)     18,665(8)      -            44,276(12)
  Sales and Marketing

Richard Finkbeiner(b)       2004    262,500           -          13,391(6)       -            -            29,621(13)
  Senior Vice President     2003    243,110          94,459      16,825(6)     75,000         -            13,643(13)
  and Chief Financial       2002       -              -            -             -            -              -
  Officer

Alan Schutzman(b)           2004    218,766           -          19,500(7)     60,000         -             3,510(14)
 Senior Vice President,     2003       -              -            -             -            -              -
 General Counsel and        2002       -              -            -             -            -              -
 Secretary

-----------------

(a) Ira B. Lampert voluntarily reduced his base salary by $100,000 for the period from July 1, 2004 to June 30, 2005, and the amount of the annual credit for January 2005 under his supplemental executive retirement plan and agreement ("SERP") by $150,000, for a total of $250,000. See "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" below.
(b) Mr. Finkbeiner joined the Company in July 2002 (shortly after the beginning of Fiscal 2003). Mr. Schutzman joined the Company in September 2003 (two and one half months after the beginning of Fiscal 2004).
(c) For Fiscal 2003, represents bonuses awarded on August 6, 2003 under the Annual Incentive Compensation Plan ("AICP") in effect for Fiscal 2003. No bonuses were awarded under the AICP in effect for Fiscal 2004 or Fiscal 2002.
(d) Represents payments received in September 2003 under awards approved on August 6, 2003 under the Company's Amended and Restated 2002 Long-Term Cash Incentive Plan (the "LTCIP") in effect for the Fiscal 2002-2003 performance period. The LTCIP awards made to the Named Executive Officers for this performance period were generally in the form of contingent deferred compensation to be earned over three years. The contingent deferred portion of these awards will be included in the Summary Compensation Table in the future, as and when the conditions to vesting have been met and the amounts have been earned. See "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements - Deferred Long Term Compensation" below.
(1)   Includes payment for accrued but unused vacation.
(2) Includes: (a) auto allowances and costs, partial housing costs and reimbursement of taxes, respectively, of $30,000, $48,000 and $105,114 in Fiscal 2004, $30,000, $48,000 and $120,911 in Fiscal 2003, and $30,714,
      $48,000 and $93,789 in Fiscal 2002; (b) the yearly credit under the Lampert SERP (described below under "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements") of $500,000 in Fiscal 2004, Fiscal 2003 and Fiscal 2002; and (c) for Fiscal 2004 and Fiscal 2003, reimbursements under the Company's Flexible Perquisite Spending Account Program for Corporate Officers (the "Flexible Perquisite Spending Account Program").
(3) For Fiscal 2004 and Fiscal 2003, this represents $18,000 in auto allowance paid, and reimbursements under the Flexible Perquisite Spending Account Program. For Fiscal 2002, this represents $18,000 in auto allowance paid, less Hong Kong tax reimbursements of $25,177 repaid by Mr. King to the Company.
(4) For Fiscal 2004, this represents $18,000 in auto allowance paid, reimbursement of $15,583 in taxes, and reimbursements under the Flexible Perquisite Spending Account Program. For Fiscal 2003 and Fiscal 2002, this includes: (a) amounts paid pursuant to the Company's Executive Management Tax Equalization Policy of $23,700 in Fiscal 2003 and $89,519 in Fiscal 2002; (b) an overseas allowance of $25,000 per annum for Fiscal 2002, $12,500 of which was received for Fiscal 2003; (c) overseas housing costs of $84,599 in Fiscal 2003 and $111,826 in Fiscal 2002; and (d) for Fiscal 2003, $5,250 in auto allowance paid, and reimbursements under the Flexible Perquisite Spending Account Program.
(5) For Fiscal 2004 and Fiscal 2003, this represents $12,000 in auto allowance paid, and reimbursements under the Flexible Perquisite Spending Account Program. For Fiscal 2002, this represents auto allowances paid.
(6) For Fiscal 2004 and Fiscal 2003, this represents $7,500 and $6,825 in auto allowance paid, respectively, and reimbursements under the Flexible Perquisite Spending Account Program.
(7) Represents $9,500 in auto allowance paid and reimbursements under the Flexible Perquisites Spending Account Program.
(8) This stock option was granted on October 17, 2001 in connection with the Company's exchange offer, in exchange for a stock option granted in Fiscal 2000 which was cancelled.
(9) For Fiscal 2004, this represents payments by the Company for insurance premiums. For Fiscal 2003 and Fiscal 2002, this represents: (a) $516,666, the amount of the April 19, 2000 grant of deferred compensation that vested in these fiscal years (as described under "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" below, this grant vested in three equal annual installments beginning January 1, 2001); (b) payments by the Company for insurance premiums of $37,939 and $27,838, respectively; (c) payments by the Company for companion travel; and (d) $404,883 repaid to Ira B. Lampert in Fiscal 2003 and Fiscal 2002 as deferred compensation pursuant to the conditional release program (which, as described under "Transactions under Management Equity Provisions of 1993 Incentive Plan" below, began in May 1999 and continued on January 1 each year through January 1, 2003) because he prepaid the total amount of the indebtedness before it was scheduled to be forgiven by the Company.
(10) For Fiscal 2004, this represents payments of $519,285 to be made under Mr. King's separation agreement (described under "Executive Employment Contracts, Termination of Employment and Change in Control

      Arrangements" below), and payments by the Company for insurance premiums. For Fiscal 2003 and Fiscal 2002, this represents: (a) $250,000, the amount of the April 19, 2000 grant of deferred compensation that vested in each such fiscal year (as described under "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" below, this grant vested in three equal annual installments beginning January 1,
      2001); (b) payments by the Company for insurance premiums; and (c) $116,140 and $122,714 repaid to Brian F. King in Fiscal 2003 and Fiscal 2002, respectively, as deferred compensation pursuant to the conditional release program (which, as described under "Transactions under Management Equity Provisions of 1993 Incentive Plan" below, began in May 1999 and continued on January 1 each year through January 1, 2003) because he prepaid the total amount of the indebtedness before it was scheduled to be forgiven by the Company.
(11) For Fiscal 2004, this represents $28,878 in housing benefits received in connection with Mr. Lampert's promotion to Chief Operating Officer and as an inducement to his repatriation to the United States, and payments for insurance premiums. For Fiscal 2003 and Fiscal 2002, this represents: (a) $150,000, the amount of the April 19, 2000 grant of deferred compensation that vested in each such fiscal year (as described under "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" below, this grant vested in three equal annual installments beginning January 1, 2001); (b) payments by the Company for insurance premiums; (c) $78,857 and $83,321 repaid to Keith L. Lampert in Fiscal 2003 and Fiscal 2002, respectively, as deferred compensation pursuant to the conditional release program (which, as described under "Transactions under Management Equity Provisions of 1993 Incentive Plan" below, began in May 1999 and continued on January 1 each year through January 1, 2003) because he prepaid the total amount of the indebtedness before it was scheduled to be forgiven by the Company; and (d) for Fiscal 2003, a one-time grant of $100,000 in deferred compensation, a $58,333 relocation payment, and certain housing benefits, all of which were received in connection with Mr. Lampert's promotion to Chief Operating Officer and as an inducement to his repatriation to the United States. See "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" below.
(12) For Fiscal 2004, this represents insurance premiums paid by the Company. For Fiscal 2003 and Fiscal 2002, this represents $36,667, the amount of the April 19, 2000 grant of deferred compensation that vested in the fiscal year (as described under "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" below, this grant vested in three equal annual installments beginning January 1,
      2001), and insurance premiums paid by the Company.
(13) For Fiscal 2004, this represents $25,000, the amount of the July 22, 2002 grant of deferred compensation (described under "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" below) that vested in the fiscal year, and insurance premiums paid by the Company. For Fiscal 2003, this represents $7,618 of housing benefits received by Mr. Finkbeiner in connection with his relocation, and insurance premiums paid by the Company.
(14) Represents insurance premiums paid by the Company.

STOCK OPTIONS

The following table sets forth information concerning stock option grants made during Fiscal 2004 to the Named Executive Officers.

                       STOCK OPTION GRANTS IN FISCAL 2004


                                                                                  Potential Realizable
                                                                                    Value at Assumed
                                        % of Total                                Annual Rates of Stock
                          Number of       Options      Exercise                    Price Appreciation
                            Shares      Granted to      Price                        for Option Term
                          Underlying     Employees       Per                    ------------ -------------
                           Options          in          Share      Expiration       5%           10%
Name                       Granted     Fiscal 2004       ($)          Date          ($)          ($)
----------------------------------------------------------------------------------------------------------
Alan Schutzman               60,000(1)      16.8         $11.87     09/14/13       $447,899    $1,135,063

----------------
(1) This option vested as to 20,000 shares on September 15, 2004, with the balance to vest in installments of 20,000 shares on each of September 15, 2005 and 2006, or immediately upon a change in control of the Company.

The following table sets forth information concerning stock option exercises during Fiscal 2004 by each of the Named Executive Officers and the fiscal year-end value of unexercised options held by such officers, based on the closing price of $3.31 for the Common Stock on July 2, 2004.

                AGGREGATED STOCK OPTION EXERCISES IN FISCAL 2004
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                                     Value of Unexercised
                            Number of                          Number of Shares Underlying           In-the-Money Options
                             Shares           Value           Unexercised Options at FY End             at FY End ($)
                           Acquired on      Realized
Name                         Exercise         ($)           Exercisable         Unexercisable    Exercisable    Unexercisable
----                       -----------    -----------       -----------         -------------    -----------    -------------
Ira B. Lampert               570,032(a)    $3,940,187           954,972(b)           -           $1,574,789          -
Brian F. King                195,000        1,366,225           127,260              -               90,500          -
Keith L. Lampert                -               -               249,689            66,667           280,325          -
Urs W. Stampfli              15,000          142,500             63,665              -               25,200          -
Richard Finkbeiner              -               -                18,750            56,250              -             -
Alan Schutzman                  -               -                  -               60,000              -             -

----------------
(a) None of the shares acquired upon these exercises have been sold. Ira B. Lampert exercised these options and held the shares so acquired, and deferred the delivery of 331,011 of these shares under the Company's Deferred Delivery Plan.
(b) As reported in a Form 4 filed with the SEC, Ira B. Lampert exercised an option for 314,312 shares on August 9, 2004 and deferred the delivery of 178,043 of those shares under the Company's Deferred Delivery Plan.

The following table sets forth information concerning awards made under the Company's Amended and Restated 2002 Long-Term Cash Incentive Plan (the "2002 LTCIP") during Fiscal 2004 to the Named Executive Officers.

                LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL 2004(1)

                                                           Total
                             Number of                   Amount of
                              Shares,      Amount of      Deferred        Vesting Schedule for
                              Units or        Cash        Award(1)         Deferred Award, in
                                Other        Award(1)        ($)           Equal Installments
Name                           Rights          ($)                               on:
--------------------------- ------------- ------------- --------------- -----------------------
Ira B. Lampert                   N/A         $235,919     $670,474            08/06/05(3)
                                                                              08/06/06(3)
                                                                              08/06/07(3)
--------------------------- ------------- ------------- --------------- -----------------------
Brian F. King                    N/A          117,959      335,237(2)         08/06/04
                                                                              08/06/05
                                                                              08/06/06
--------------------------- ------------- ------------- --------------- -----------------------
Keith L. Lampert                 N/A           76,674      389,629            08/06/04
                                                                              08/06/05
                                                                              08/06/06
--------------------------- ------------- ------------- --------------- -----------------------
Urs W. Stampfli                  N/A           69,449      274,021            08/06/04
                                                                              08/06/05
                                                                              08/06/06
--------------------------- ------------- ------------- --------------- -----------------------
Richard M. Finkbeiner            N/A                0      224,722(2)         08/06/04
                                                                              08/06/05
                                                                              08/06/06
--------------------------- ------------- ------------- --------------- -----------------------

(1) These awards were all granted on August 6, 2003. The cash amount is included in the Summary Compensation Table under the LTIP Payout column for Fiscal 2003 since these awards were made with respect to the Fiscal 2002-2003 performance period. For a description of the deferred element of these awards, see "Deferred Long Term Compensation" below.
(2) The amount of the deferred awards to Messrs. King and Finkbeiner were forfeited in their entirety when their employment terminated.
(3) Ira B. Lampert voluntarily delayed the vesting of his Deferred Award by one year. See "Deferred Long Term Compensation" below.

EXECUTIVE EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

The following is a summary of the employment agreements between the Company and each of the Named Executive Officers. The employment agreements provide for each named executive to serve in the respective capacities indicated in the Summary Compensation Table.

The employment agreement for Ira B. Lampert (the "Lampert Agreement") has a four-year term that automatically extends each day, by one day, until one party notifies the other that the term should not be further extended. The terms of the employment agreements for Keith L. Lampert, Urs W. Stampfli and Alan Schutzman expire on January 1, 2006, January 1, 2006 and September 14, 2006, respectively, unless renewed by mutual agreement of the parties, and may be terminated by the Company on thirty (30) days' notice at any time or by the executive after the expiration of the stated term. The term of the employment agreements for Brian F. King and Richard M. Finkbeiner terminated effective as of July 1, 2004 and July 27, 2004, respectively. Their Separation Agreements are described below.

The employment agreements provide that the Company will pay Ira B. Lampert and Keith L. Lampert annual base salaries of $900,000 and $350,000, respectively, effective as of January 1, 2003, an annual base salary of $250,000 to Urs W. Stampfli effective as of July 1, 2003, and an annual base salary of $275,000 to Alan Schutzman effective as of

September 15, 2003. Ira B. Lampert voluntarily reduced his base salary from $900,000 to $800,000 per annum for the period from July 1, 2004 to June 30, 2005. The employment agreements for Brian F. King and Richard M. Finkbeiner provided for annual base salaries of $450,000 and $262,500, respectively; however, as described below, these agreements terminated effective as of July 1, 2004 and July 27, 2004, respectively.

In connection with Keith L. Lampert's promotion to Chief Operating Officer, the Board granted him an option to purchase 100,000 shares of the Company's Common Stock at $5.18 per share (the closing price on the grant date of November 11, 2002) with vesting in equal installments over three years from the grant date, approved a relocation package, and authorized a one-time grant, effective as of January 1, 2003, of $100,000 in fully vested deferred compensation as an inducement for his repatriation to the United States. Mr. Lampert was also provided with housing at the Company's expense while he was on overseas assignment and tax equalization in accordance with the Company's Executive Management Tax Equalization Policy.

Pursuant to their respective employment agreements, Mr. Finkbeiner was also provided with a relocation package, and Messrs. Finkbeiner and Schutzman were each provided with a one-time grant of $100,000 in deferred compensation. These grants of deferred compensation are described below under "Supplemental Executive Retirement Plans for Named Executive Officers."

The Lampert Agreement provides that if his employment with the Company is terminated by reason of death or disability, Mr. Lampert, or his legal representative, would be entitled to receive, in addition to accrued compensation (including, without limitation, any earned but unpaid bonus or long-term incentive awards, any amount of base salary accrued or earned but unpaid, any deferred compensation earned but unpaid, any accrued but unused vacation pay and unreimbursed business expenses (the "Accrued Amounts")), his base salary for the scheduled balance of the term (payable in the case of death in a lump sum), a prorated bonus for the year in which the death or disability occurred, and any other or additional benefits owed to the executive under the then applicable employee benefit plans or policies of the Company, subject in the case of disability to offset against the base salary payment by the amount of any disability benefits provided to him by the Company or under any disability insurance provided by or paid for by the Company.

The Lampert Agreement entitles Ira B. Lampert to participate generally in all pension, retirement, insurance, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites maintained by the Company from time to time for senior executives of a comparable level. In addition to any life insurance provided pursuant to one of the Company's plans, Mr. Lampert is also provided with term life insurance, for such beneficiaries as are designated by Mr. Lampert, of $5 million face value, and long-term disability coverage with a $600,000 annual benefit payable in the event that Mr. Lampert's employment with the Company is terminated due to his disability (the "Additional Life and Disability Insurance"). In addition, the Company may purchase key man life insurance on the life of Mr. Lampert, which may be used to satisfy the Company's obligations under the Lampert Agreement in the event of Mr. Lampert's death. The Company currently maintains $5 million in key man life insurance on the life of Mr. Lampert.

If Mr. Lampert's employment is terminated by the Company without cause (as defined in the Lampert Agreement) or if there is a constructive termination without cause, Mr. Lampert would be entitled to receive the Accrued Amounts, his base salary and continuation of his benefits (or the economic equivalent of such benefits), the Additional Life and Disability Insurance and certain perquisites for the scheduled balance of the term and for an additional twelve months thereafter, and a prorated bonus for the year in which the termination occurred. If such termination followed a change of control of the Company, Mr. Lampert would be entitled to receive the salary continuation benefit as a lump sum payment without any discount and, subject to limited exceptions, any benefits, including options, in which he is not at such time fully vested would become fully vested and any options would remain exercisable for the full stated term of the option. If the automatic extensions of the term of the Lampert Agreement are discontinued at the request of the Company and Mr. Lampert's employment is terminated upon expiration of the term, Mr. Lampert would be entitled to receive the Accrued Amounts, his base salary and continuation of his benefits (or the economic equivalent of such benefits), the Additional Life and Disability Insurance and certain perquisites for twelve months after the end of the term, and a prorated bonus for the year in which the termination occurred. In addition, if the severance payments to Mr. Lampert under the Lampert Agreement follow a change in control and, together with other amounts paid to Mr. Lampert, exceed certain threshold amounts and are determined to constitute a parachute payment (as defined in Section 280G(b)(2) of the Internal Revenue Code), Mr. Lampert is to receive an additional amount to cover the federal excise tax with respect thereto on a "grossed up" basis. If Ira B. Lampert is terminated for cause, or he voluntarily resigns, he will only receive the Accrued Amounts and benefits provided in benefit plans.

Pursuant to the employment agreements for Keith L. Lampert, Urs W. Stampfli, Alan Schutzman and Brian F. King, if the Company terminates the executive's employment at any time without cause (as defined in such agreements), or if the executive terminates his employment after the stated term of his employment agreement, the executive is entitled to severance payments equal to one year of the executive's then base salary plus his automobile allowance, payable in installments in accordance with the normal payroll schedule. Mr. Finkbeiner's employment agreement provided that, if the Company terminates his employment without cause, Mr. Finkbeiner is entitled to severance payments equal to twelve months' of his then base salary. The employment agreement for Keith L. Lampert also provides that if his employment were to be terminated by the Company without cause, or upon a change of control, the stock option for 100,000 shares granted to Mr. Lampert on November 11, 2002 would automatically become exercisable in full.

The employment agreements of all of the Named Executive Officers prohibit them from competing with the Company for one year following the termination of their employment with the Company; however, if Ira B. Lampert's employment is terminated without cause, the duration of his non-compete covenants would extend throughout the period in which his base salary and other benefits are continued if such period exceeds twelve months.

The Company and Brian F. King entered into a separation agreement, dated as of March 29, 2004, pursuant to which Mr. King's employment terminated effective July 1, 2004. Pursuant to this agreement, in addition to any other benefits he is entitled to receive under any employee benefit plan or deferred compensation plan (including his supplemental executive retirement plan and agreement ("SERP"), which is described below), Mr. King is to receive the equivalent of his base salary of $450,000 per annum and auto allowance of $18,000 per annum (in installments in accordance with the normal payroll schedule) through June 30, 2005, in accordance with the severance provisions of his employment agreement; and he has received (a) pay for accrued but unused vacation, accrued as though he had remained employed through December 31, 2004; (b) reimbursement of premiums for continuation of his health insurance coverage through June 30, 2005 under COBRA; and (c) reimbursement of premiums for substantially similar life and disability insurance coverage through June 30, 2005.

Richard M. Finkbeiner's employment with the Company terminated effective as of July 27, 2004. Mr. Finkbeiner and the Company entered into a separation agreement, dated as of August 18, 2004, pursuant to which, in addition to any other benefits he is entitled to receive under the Company's 401(k) plan, he is to receive the equivalent of his base salary of $262,500 per annum (in installments in accordance with the normal payroll schedule) through July 26, 2005, in accordance with the severance provisions of his employment agreement; and he has received (a) a lump sum payment of $12,500; (b) pay for accrued but unused vacation; and (c) a lump sum payment of $75,000, representing the funds in his SERP that had vested prior to or as a result of the termination of his employment.

Under these separation agreements, Messrs. King and Finkbeiner must not compete with the Company for one year, must provide the Company with certain cooperation and assistance (without receiving additional compensation for same during the period covered by the severance payments), and were required to execute a release prior to receiving any severance payments.

Supplemental Executive Retirement Plans for Named Executive Officers

Pursuant to the Lampert Agreement, the Company adopted a SERP for the benefit of Ira B. Lampert (the "Lampert SERP"). A specified amount of deferred compensation, currently $500,000, is credited to the Lampert SERP account each year. These yearly credits are 100% vested and not subject to forfeiture. Mr. Lampert voluntarily reduced the amount of the credit to be made in January 2005 from $500,000 to $350,000.

Effective as of April 19, 2000, in connection with a one-time grant of deferred compensation to certain executive officers, the Company adopted certain SERPs, including those with respect to deferred compensation in the following amounts for the following named executive officers (the "Executive SERPs"): (i) Brian F. King, $750,000; (ii) Keith L. Lampert, $450,000; and (iii) Urs W. Stampfli, $110,000. The amounts in the Executive SERP accounts vested in three equal annual installments on January 1st of 2001, 2002 and 2003. The Company simultaneously approved a one-time grant of deferred compensation to Ira B. Lampert in the amount of $1,549,998 with the same vesting schedule as under the

Executive SERPs, and the Lampert SERP was amended to include appropriate terms to govern this one-time grant of deferred compensation.

In connection with a one-time grant of $100,000 in deferred compensation to Richard M. Finkbeiner as of July 22, 2002, the Company adopted a SERP for his benefit. Pursuant to his SERP, the amounts in the SERP accounts vested, so long as Mr. Finkbeiner continued to be employed by the Company, in four annual installments of $25,000 each on July 22nd of 2003, 2004, 2005 and 2006, however, if the Company terminates Mr. Finkbeiner's employment without cause, half of each year's installment would immediately become vested. When Mr. Finkbeiner's employment terminated on July 27, 2004, half of the installments scheduled to vest on July 22, 2005 and July 22, 2006 were forfeited and the other half immediately vested.

In connection with a one-time grant of $100,000 in deferred compensation to Alan Schutzman as of September 15, 2003, the Company adopted a SERP for his benefit. Pursuant to Mr. Schutzman's SERP, the amounts in the SERP accounts vest, so long as he continues to be employed by the Company, in three equal annual installments on September 15th of 2004, 2005 and 2006, or immediately upon: (i) a change in control; or (ii) the termination of his employment as a result of his death or disability, or by the Company without "cause."

Each time the Company credits an executive's account under a SERP agreement, the Company simultaneously contributes an equal amount to a trust established for the purpose of accumulating funds to satisfy the obligations incurred by the Company pursuant to the SERP.

Deferred Long Term Compensation

On August 6, 2003, Named Executive Officers were awarded the following amounts of contingent deferred compensation under the 2002 LTCIP with respect to the Fiscal 2002-2003 performance period (the "Deferred LTCIP Awards"): (i) Ira B. Lampert, $670,474; (ii) Brian F. King, $335,237; (iii) Keith L. Lampert, $389,629; (iv) Urs W. Stampfli, $274,021; and (v) Richard M. Finkbeiner, $224,722. The Deferred LTCIP Awards to Keith L. Lampert and Urs W. Stampfli vest, so long as the executive continues to be employed by the Company, in three equal annual installments on August 6, 2004, 2005 and 2006, or immediately upon:
(i) a change of control of the Company; or (ii) the executive's death or disability. The Deferred LTCIP Awards to Brian King and Rick Finkbeiner were forfeited when their employment terminated before any vesting had occurred. Ira
B. Lampert voluntarily agreed to delay the vesting of his Deferred LTCIP Award by one year, such that it vests in three equal installments on August 6, 2005, 2006 and 2007 instead of August 6, 2004, 2005 and 2006. Otherwise, the Deferred LTCIP Award granted to Ira B. Lampert has substantially the same terms and conditions as the other Deferred LTCIP Awards, however, in addition to the events that will accelerate the vesting of the other Deferred LTCIP Awards, it provides for immediate vesting in the event of termination without cause, a constructive termination of employment without cause, or the non-renewal of his employment contract. The Lampert SERP, the Executive SERPs and the Finkbeiner SERP were all amended to include appropriate terms to govern the Deferred LTCIP Awards. The Company contributed the foregoing amounts to trusts established for the purpose of holding funds to satisfy the Company's obligations under the Deferred LTCIP Awards. The trusts established in connection with the Deferred LTCIP Awards to Messrs. King and Finkbeiner have since been terminated and those funds were returned to the Company.

TRANSACTIONS UNDER MANAGEMENT EQUITY PROVISIONS OF 1993 INCENTIVE PLAN

On August 23, 1995, the Compensation and Stock Option Committee approved stock purchase awards under the Management Equity Provisions ("MEP") of the Company's 1993 Incentive Plan pursuant to which 1,000,000 shares of Common Stock were made available for purchase by senior management of the Company at a price per share equal to $2.6875 per share (the closing price of the Common Stock on August 23, 1995, adjusted for the two-for-one stock split effective on April 14, 2000) pursuant to binding commitments to be made by such persons by August 31, 1995. The Company received commitments for the purchase of 888,000 shares (the "Purchased Shares"). Each purchaser was also granted the right to receive a contingent restricted stock award, that would have vested over a three-year period, covering a number of shares equal to the number of shares he had purchased based upon attainment of increases in shareholder value in accordance with the plan.

In November 1995, members of the Company's senior management entered into purchase agreements (the "Purchase Agreements") for the Purchased Shares. Pursuant to the Purchase Agreements, each purchaser executed a full recourse note for the purchase price of such shares (each a "Note"; collectively, the "Notes") and pledged the Purchased Shares as security for the payment of the Note. The Notes bore interest at an annual rate of 6%. Concurrently, each purchaser entered into a Voting Agreement pursuant to which each purchaser agreed to vote all of his Purchased Shares and contingent restricted stock in accordance with the determination of the holders of a majority of all of the Purchased Shares and contingent restricted stock held by the purchasers. To effect the foregoing, each of the purchasers delivered an irrevocable proxy to Ira B. Lampert.

Pursuant to Amendments to each of the Purchase Agreements dated February 28, 1997 (the "Amendments"), the Company was relieved of its obligation to issue any contingent restricted stock. Instead, each participating member of senior management received, as of December 22, 1996, options to purchase that number of shares of Common Stock (the "Option Shares") equal to the number of Purchased Shares purchased by such person, at an exercise price of $0.9063 per share. The options vested as to 20% of the Option Shares as of December 22, 1996, and the balance of the shares covered thereby began vesting December 31, 1996 in equal monthly installments over a four-year period during the term of employment or consultancy. The unvested portion became vested on August 19, 1998 when the average closing price of the Common Stock was at least $2.50 (after adjustment for the stock split effective on April 14, 2000) for 90 consecutive trading days. Concurrently with the Amendments, the Voting Agreement and the irrevocable proxies were amended and restated to include the Option Shares and delete any mention of the contingent restricted stock.

In April 1999, the Board approved a conditional release program whereby the Company agreed to forgive a portion of the indebtedness represented by each Note and concurrently release a proportionate number of Purchased Shares held by the Company as security for payment of the Notes. The debt forgiveness and share release program (the "Release Program") began on May 1, 1999 and continued on January 1 each year through January 1, 2003. The total principal sum subject to forgiveness under the Release Program was $2,386,500, together with interest owed under the Notes. The debt forgiveness was conditioned upon the person's continued employment with the Company.

As contemplated by the MEP, subsequent to 1995 certain Purchased Shares and the related options were transferred to other eligible members of the Company's senior management upon their execution of the required agreements and Notes. Notes previously delivered to secure payment for such shares were canceled upon delivery of new Notes by such transferees.

In January 2000, the Board further provided that a participant in the MEP would have the right to prepay all or any portion of the indebtedness represented by a Note, and that the amount so prepaid would be repaid to the participant as deferred compensation at such time as the amount would otherwise have been forgiven in accordance with the Release Program.

The Purchased Shares and options awarded pursuant to the MEP are presently held by Ira B. Lampert, Keith L. Lampert and Arthur Zawodny. Harlan I. Press and Brian F. King ceased to be members of the MEP Group when they sold all of their Purchased Shares and Option Shares in August 2003 and August 2004, respectively.

The following were the scheduled release dates, and the total amounts that were forgiven* on such dates, under the Release Program.

                                                                       Total Principal
                                                                        Indebtedness         Total Purchased
         Releasee                        Release Dates                    Forgiven           Shares Released
---------------------------    -----------------------------------    ------------------    -------------------
Brian F. King                  May 1, 1999, and January 1st of            $   430,000*              160,000
                               2000, 2001, 2002 and 2003
Ira B. Lampert                 May 1, 1999, and January 1st of            $ 1,612,500*              600,000
                               2000, 2001, 2002 and 2003
Keith L. Lampert               May 1, 1999, and January 1st of            $   295,625*              110,000
                               2000, 2001, 2002 and 2003
Harlan I. Press                January 6, 2000, and January 1st           $    10,750                 4,000
                               of 2001, 2002 and 2003
Arthur Zawodny                 May 1, 1999, and January 1st of            $    37,625*               14,000
                               2000, 2001, 2002 and 2003

-------------------
* After the January 1, 2000 release date, the balance of these amounts were repaid in full. Ira B. Lampert, Brian F. King, Keith L. Lampert and Arthur Zawodny each prepaid in full the balance of the debts represented by their Notes and, as a result of their continued employment with the Company, received deferred compensation in lieu of the amounts scheduled to be forgiven under the Release Program.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


The membership of the Compensation and Stock Option Committee of the Board during Fiscal 2004 consisted of Messrs. O'Neill and Cooper. No member of the Compensation and Stock Option Committee is now or ever was an officer or an employee of the Company or any of its subsidiaries. No executive officer of the Company serves as a member of the compensation committee or as a director of any entity one or more of whose executive officers serves as a member of the Company's Board or the Compensation and Stock Option Committee. There were no compensation committee interlocks during fiscal 2004.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Stock Option Committee of the Board (hereinafter, the "Committee") is comprised of two independent directors as determined in accordance with the listing standards applicable to the Company. The Committee seeks to ensure that the Company's compensation policies are designed and implemented to promote the goal of enhancing long-term shareholder value. The Committee believes that the key to achieving this goal is to attract, retain and motivate qualified and experienced executive officers and employees. The Committee therefore favors forms of compensation that encourage and reward long-term service to the Company, and enable those who succeed in building shareholder value to share in the value they have helped to create. As such, the Committee believes that critical components of compensation for executives are:
(i) the award of stock options at the time the executive joins the Company and periodically thereafter; (ii) the payment of annual cash incentive compensation based upon the attainment by the Company of a specified return on equity set by the Board each fiscal year; and (iii) the payment of compensation based upon the attainment by the Company of specified long-term performance-based goals. The Committee continues to evaluate the critical components of executive compensation from time to time through the utilization of outside compensation consultants. The Committee believes that providing executives with opportunities to acquire significant stakes in the Company's growth and prosperity through the grant of stock options and other incentive awards will enable the Company to attract and retain qualified and experienced executive officers.

Executive Officers. Pursuant to the Company's By-laws, compensation of the Chief Executive Officer ("CEO") and any executive officer or employee having a familial relationship to the CEO is determined by a majority of the Company's independent directors (based on the Committee's recommendation) or by the Committee. The compensation of all other executive officers is determined by the Committee.

Before the levels of compensation reflected in the "Summary Compensation Table" were established for the Named Executive Officers, outside compensation consultants were engaged to obtain information and advice about competitive levels of compensation and particular compensation techniques used by public companies of comparable size (i.e., with comparable annual sales volume, results of operations, earnings per share, return on equity, market capitalization and/or assets) and survey data. After completing an internal recommendation and approval process involving the CEO and other executive officers, many factors are taken into consideration in determining an executive's compensation including: individual performance; the Company's financial performance; the compensation of executives at corporations of comparable size and operations; years of service to the Company; the executive's responsibilities; the amount of time and travel required by the position; and the desire to encourage the long-term commitment of the executive. With respect to new executives, the results of any arms-length negotiations between the Company and such executive are also taken into consideration.

Executive officers may also participate in an annual incentive compensation plan ("AICP") pool equal to a percentage of the annual base salaries (in the aggregate) of all AICP participants selected for the fiscal year, provided that the Company's return on shareholders' equity is not less than a percentage established by the Board for each fiscal year (unless this requirement is otherwise waived by the Board). At the suggestion of senior management, the Committee decided that no AICP awards would be made to any of the Company's executive officers with respect to Fiscal 2004.

In order to further the Company's interest in retaining the services of certain of its executive officers, and in order to provide additional long-term incentive to such executives, the Company established the Company's Long-Term Incentive Plan Commencing Fiscal 2004 (the "LTIP") under which certain executive officers are eligible to participate. The LTIP is linked to Concord's long-term financial performance and the achievement of pre-determined performance criteria based on overlapping three-year fiscal cycles. The first such LTIP cycle is comprised of Fiscal 2004, Fiscal 2005 and Fiscal 2006. If the performance criteria established by the Committee are met, the first LTIP awards may be made after the end of Fiscal 2006. In addition, as part of the compensation package of each newly hired executive, the CEO may recommend, and the Committee considers, the grant of stock options based on the above factors.

Chief Executive Officer. Before considering an increase in the level of compensation for the CEO, the Committee engages the services of outside compensation consultants to obtain information and advice about competitive levels of compensation and particular compensation techniques used by public companies of comparable size (i.e., with comparable annual sales volume, results of operations, earnings per share, return on equity, market capitalization and/or assets) and survey data.

The annual base salary of the CEO was not increased in Fiscal 2004. As discussed in greater detail elsewhere in this Proxy Statement, the CEO voluntarily agreed:
(i) to have his base salary reduced from $900,000 to $800,000 for the period from July 1, 2004 to June 30, 2005; (ii) to have the amount of the annual credit for January 2005 under his SERP reduced from $500,000 to $350,000; and (iii) to delay the vesting of his Deferred LTCIP Award by one year, such that it vests in three equal installments on August 6, 2005, 2006, and 2007, instead of August 2004, 2005, and 2006. See "Executive Compensation - Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" above. The independent directors of the Board and/or the Committee, as the case may be, approve the CEO's compensation based on criteria such as: (i) the complex international structure and operations of the Company, which are equivalent to those of much larger international corporations; (ii) the parity of CEO pay with other executive officers of the Company and executive officers to be hired in the future; (iii) the Company's financial performance in meeting and exceeding certain targets and benchmarks; and (iv) the extensive worldwide travel and time requirements that the CEO position entails.

         William J. O'Neill, Jr., Chairman
         Ronald S. Cooper

AUDIT COMMITTEE REPORT

The members of the Audit Committee of the Board (the "Audit Committee") are Messrs. Cooper, Gindi and O'Neill, all of whom are independent, as that term is defined in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company's accounting and financial reporting processes. The Audit Committee's functions are more fully described in its charter, which the Board has adopted. A copy of its charter was included as an appendix to the Company's Proxy Statement as filed on December 18, 2003 with the SEC. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. Based on its review in October 2004, the Audit Committee determined that no amendments to its charter were necessary. The Board annually reviews the Nasdaq listing standards' definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard.

Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company's independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with United States generally accepted accounting principles.

In conjunction with its activities during the Company's 2004 fiscal year, the Audit Committee reviewed and discussed the Company's unaudited and annual audited financial statements with management of the Company and its independent auditor. The members of the Audit Committee discussed the quarterly agreed upon procedures and annual audit procedures performed by the independent auditor in connection with the quarterly unaudited and annual audited financial statements with management of the Company and its independent auditor. The members of the Audit Committee also discussed with the Company's independent auditor the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended by Statement of Auditing Standards No. 90. In addition, the Audit Committee received from the Company's independent auditor the written disclosures and the letter required by Independence Standards Board No. 1, and discussed with the independent auditor the independent auditor's independence. Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the annual audited financial statements be included in the Company's Annual Report on Form 10-K for Fiscal 2004 for filing with the SEC.

         Ronald S. Cooper, Chairman
         Morris H. Gindi
         William J. O'Neill, Jr.

BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 8, 2004 about the beneficial ownership of our Common Stock by: (i) each person or group who we know beneficially owns more than 5% of our Common Stock; (ii) each director and each nominee for director; (iii) each Named Executive Officer; and (iv) all directors and executive officers as a group:

                                                                             Amount and Nature of        Percent
Name of Beneficial Owner                                                   Beneficial Ownership(1)     of Class(1)
------------------------                                                   -----------------------     -----------
(i) Beneficial Owners of More Than 5% of the Common Stock

MT Trading LLC, Sondra Beit, RH Trading LLC and                                  4,427,302(2)             15.4%
LTC Racing LLC as a group
    c/o  MT Trading LLC
    530 Silas Deane Highway, Suite 130
    Wethersfield, CT 06109

MT Trading LLC                                                                   3,930,862(2)             13.6%
    530 Silas Deane Highway, Suite 130
    Wethersfield, CT 06109

Dimensional Fund Advisors Inc.                                                   1,492,894(2)              5.2%
    1299 Ocean Avenue, 11th Floor
    Santa Monica, CA 90401

"MEP Group" of Company Officers or                                               2,400,618(3)              7.9%
    Employees as described in note (3) below

(ii) Directors

Ira B. Lampert                                                                   1,991,846(3)(4)           6.6%
Ronald S. Cooper                                                                   101,500(5)               *
Morris H. Gindi                                                                     95,500(6)               *
William J. O'Neill, Jr.                                                             84,000(7)               *

(iii) Named Executive Officers

Brian F. King                                                                          0                    *
Keith L. Lampert                                                                   493,022(3)(8)           1.7%
Alan Schutzman                                                                      23,000(9)               *
Urs W. Stampfli                                                                     63,665(7)               *
Richard M. Finkbeiner                                                                  0                    *

(iv) Directors and executive officers as a group (11 persons)(10)                2,969,981                 9.6%

--------------------
*     Indicates less than one percent (1%).
(1) For purposes of this table, beneficial ownership was determined in accordance with Rule 13d-3 under the Exchange Act based upon information furnished by the persons listed or contained in filings made by them with the SEC; the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Exchange Act. As of December 8, 2004, the Company had 28,832,219 shares of Common Stock issued and outstanding. All shares were owned directly with sole voting and investment power unless otherwise indicated.

(2) Based on information contained in a Schedule 13D/A filed December 2, 2004 by MT Trading LLC as to the beneficial ownership of MT Trading LLC and other members of the group at December 2, 2004, a Form 4 filed on December 1, 2004 by LTC Racing LLC, as to its beneficial ownership at December 1, 2004, and a Schedule 13G filed February 6, 2004 by Dimensional Fund Advisors Inc. as to its beneficial ownership at December 31, 2003. The 3,930,862 shares beneficially owned by MT Trading LLC at December 2, 2004 constitute the majority of the 4,427,302 shares beneficially owned by MT Trading LLC and the other members of the group listed first in this table.
(3) As of December 8, 2004, a group comprised of three officers or employees of the Company (Messrs. Ira B. Lampert, Keith L. Lampert and Arthur Zawodny) (collectively, the "MEP Group") beneficially owned, in the aggregate, 1,451,186 shares and options to purchase 949,432 shares of Common Stock, or 7.9% of 30,290,705 (the number of shares outstanding on that date plus the number of shares that would have been outstanding if all options held by the members of the MEP Group which were exercisable within 60 days of December 8, 2004 were exercised and the 509,054 shares deferred by Ira B. Lampert were outstanding). Of that total, 550,744 shares and options to purchase 391,656 shares of Common Stock were purchased under the Management Equity Provisions ("MEP") of the Company's 1993 Incentive Plan and are subject to the terms of an Amended and Restated Voting Agreement, dated February 28, 1997, as amended (the "Voting Agreement") pursuant to which MEP shares are voted in accordance with the will of the holders of a majority of the shares governed by the Voting Agreement. The balance of 900,442 shares and options to purchase 557,776 shares of Common Stock were purchased or held outside the MEP. See "Transactions under Management Equity Provisions of 1993 Incentive Plan" above. The MEP Group's address is c/o Concord Camera Corp., 4000 Hollywood Boulevard, Presidential Circle - 6th Floor, North Tower, Hollywood, Florida 33021.
(4) Represents: (i) 640,660 shares that may be acquired pursuant to stock options exercisable within 60 days of December 8, 2004; (ii) 695,732 shares owned, as to all of which Mr. Lampert has sole dispositive power;
      (iii) 509,054 shares, the delivery of which was deferred by Mr. Lampert into future years under the Company's Deferred Delivery Plan, but which could be acquired by him within 60 days of December 8, 2004 under certain limited circumstances described in that plan; (iv) 28,000 shares held by a ss.501(c)(3) charitable trust of which Mr. Lampert is a trustee with voting and dispositive power; and (v) 118,400 additional MEP shares (550,744 MEP shares, less the 432,344 MEP shares owned directly by Mr. Lampert) that Mr. Lampert has the right to vote since he currently owns a majority of the shares governed by the Voting Agreement. Since Mr. Lampert is part of the MEP Group, the shares beneficially owned by him are included in footnote (3) above; the MEP Group is deemed to have acquired the shares beneficially owned by any member of the MEP Group described in footnote (3) above.
(5) Includes 88,500 shares that may be acquired pursuant to stock options exercisable within 60 days of December 8, 2004.
(6) Represents 80,500 shares that may be acquired pursuant to stock options exercisable within 60 days of December 8, 2004, and 15,000 shares held by the Notra Trading Inc. Profit Sharing Plan & Trust, a retirement plan of which Mr. Gindi is a co-trustee and participant.
(7) Represents shares that may be acquired pursuant to stock options exercisable within 60 days of December 8, 2004.
(8) Represents 283,022 shares that may be acquired pursuant to stock options exercisable within 60 days of December 8, 2004 and 210,000 shares owned, as to all of which Keith Lampert has sole dispositive power. Since Mr. Lampert is part of the MEP Group, the shares beneficially owned by him are included in footnote (3) above; the MEP Group is deemed to have acquired the shares beneficially owned by any member of the MEP Group described in footnote (3) above.
(9) Represents 20,000 shares that may be acquired pursuant to stock options exercisable within 60 days of December 8, 2004 and 3,000 shares owned by an IRA account of Mr. Schutzman.
(10) Messrs. Finkbeiner and King are not part of this group.

COMPARATIVE STOCK PERFORMANCE

The graph and table set forth below compare the cumulative total shareholder return on the Common Stock for the years ended June 30, 2000 through June 30, 2004 with the Nasdaq Stock Market - U.S. Index and a Peer Group Index for the same periods. The Peer Group Index is comprised of the other members of the S.I.C. Code 3861 (Photographic Equipment and Supplies) as listed in the 1999 Nasdaq Stock Market Fact Book. The graph and table assume an investment of $100 in the Common Stock and each index on June 30, 1999 and the reinvestment of all dividends. The stock performance shown is not intended to forecast, and may not be indicative of, future stock performance.

                               [GRAPHIC OMITTED]


                                       6/99  6/00  6/01  6/02  6/03  6/04
                                       ----  ----  ----  ----  ----  ----
                                                   (dollars)
Concord Camera Corp.                   100   795   225   194   265   126
Nasdaq Stock Market - U.S. Index       100   193    69    58    56    77
Peer Group Index                       100   143   127   108   120   141


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

William J. Lloyd, who was a director of the Company until July 31, 2003, was late in filing a report on Form 4 relating to an amendment to his stock option agreement in July 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Another son of Ira B. Lampert, Christopher Lampert, worked for the Company in Hong Kong and the PRC as a project analyst and product operations manager until December 12, 2003. In Fiscal 2004, the Company paid a total of $51,649 for his salary and his housing in Hong Kong. Christopher Lampert is no longer employed by the Company or any of its subsidiaries. Housing is customarily provided to the Company's employees on foreign assignment and stationed by the Company in Hong Kong and/or the PRC.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                 (PROPOSAL TWO)

Ernst & Young LLP ("Ernst & Young"), an independent registered public accounting firm, was appointed by the Audit Committee to audit the Company's financial statements for Fiscal 2005. This firm has acted as independent auditor for the Company since 1996. A representative of Ernst & Young is expected to attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Fees for professional services provided by Ernst & Young to the Company during Fiscal 2004 and Fiscal 2003 are:

                                           FY 2004               FY 2003
                                       (in thousands)         (in thousands)
                                      ------------------     -----------------
          Audit Fees                  $         1,422         $           420
          Audit-Related Fees                      421                      66
          Tax Fees                                -                       -
          All Other Fees                          -                       -

                                      ---------------         ---------------
          Total                       $         1,843*        $           486
                                      ===============         ===============

--------------------
* Revised from the Company's Form 10-K for the fiscal year ended July 3, 2004 for actual billing.

Audit Fees include fees for services rendered for the audit of the Company's annual financial statements, reviews of financial statements included in the Company's quarterly reports on Form 10-Q, and consents and other services normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees principally include fees for advisory services related to
Section 404 of the Sarbanes-Oxley Act of 2002, due diligence in connection with the Jenimage acquisition and other possible transactions, and accounting consultations.

Tax Fees would include fees for services rendered for tax compliance, tax advice and tax planning. The Company obtains these types of services from an accounting firm other than Ernst & Young.

All Other Fees would include fees for all other services rendered to the Company that do not constitute Audit Fees, Audit-Related Fees or Tax Fees.

In considering the nature of the services provided by Ernst & Young LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Ernst & Young and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

PRE-APPROVAL POLICY

All services rendered by Ernst & Young are pre-approved by the Audit Committee in accordance with the Company's Audit and Non-Audit Pre-Approval Policy for independent auditor services and are monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence of Ernst & Young 's core service, which is the audit of the Company's consolidated financial statements. Under the policy, the terms and fees of annual audit services, and any changes thereto, must be approved by the Audit Committee. The policy also sets forth detailed pre-approved categories of other audit, audit-related and other non-audit services that may be performed by the Company's independent auditors during the fiscal year, subject to the dollar limitations set by the Committee. The Audit Committee may, in accordance with the policy, delegate to any member of the Audit Committee the authority to approve audit and non-audit services to be performed by the independent auditors. Any Audit Committee member who exercises this delegated authority must report any approval decisions to the Audit Committee at its next scheduled meeting. The foregoing pre-approval requirements are subject to the de minimis exceptions for non-audit services described in
Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to completion of the audit.

All of the services described above were approved by the Audit Committee in accordance with its pre-approval policy. The Board is seeking shareholder approval of its selection of Ernst & Young since it is customary for a public company to obtain shareholder approval of its auditors. If shareholders do not approve the appointment of Ernst & Young as the independent registered public accounting firm of the Company for Fiscal 2005 at the Annual Meeting, the Audit Committee may reconsider the selection.

The affirmative vote of a majority of the votes cast by the holders of shares present or represented and entitled to vote at the Annual Meeting is required for shareholder approval. THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR FISCAL 2005.


                                OTHER INFORMATION

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, shareholders of the Company may present proper proposals for inclusion in the Company's Proxy Statement and form of proxy and for consideration at the next annual meeting by submitting their proposals to the Company in a timely manner. Any shareholder of the Company who wishes to present a proposal for inclusion in the Proxy Statement and form of proxy for action at the 2006 annual meeting of shareholders (the "2006 Annual Meeting") must comply with the Company's By-laws and the rules and regulations of the SEC, each as then in effect. Such proposals must be mailed to the Company at its offices at 4000 Hollywood Boulevard, Presidential Circle - 6th Floor, North Tower, Hollywood, Florida 33021, Attention: Secretary. Under the rules of the SEC, any shareholder proposal intended to be presented at the 2006 Annual Meeting must be received no later than September 8, 2005 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such meeting. If a shareholder notifies the Company of an intent to present a proposal at the 2006 Annual Meeting at any time after November 22, 2005 (and for any reason the proposal is voted on at that annual meeting), the Company's proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

EXPENSES OF SOLICITATION

The cost of this proxy solicitation will be borne by the Company. In addition to the use of the mails, some regular employees of the Company, without additional remuneration, may solicit proxies personally or by telephone or facsimile. The Company will reimburse brokers, dealers, banks, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of Common Stock.

OTHER BUSINESS

As of the date of this proxy statement, the Board knows of no business to be presented at the Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the Annual Meeting, or any of its adjournments, the persons named as proxies will vote on such matters in their discretion.

                          [CONCORD THE INNOVATOR LOGO]


                                ADMISSION TICKET

                         ------------------------------

            CONCORD CAMERA CORP. 2005 ANNUAL MEETING OF SHAREHOLDERS

                         ------------------------------

                                FEBRUARY 3, 2005

                             10:00 A.M., LOCAL TIME

                     MARRIOTT RESIDENCE INN AT AVENTURA MALL

                          19900 WEST COUNTRY CLUB DRIVE

                               AVENTURA, FL 33180

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
                                     PROXY
                              CONCORD CAMERA CORP.
     4000 HOLLYWOOD BOULEVARD, PRESIDENTIAL CIRCLE - 6TH FLOOR, NORTH TOWER
                            HOLLYWOOD, FLORIDA 33021

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               ANNUAL MEETING OF SHAREHOLDERS - FEBRUARY 3, 2005

The undersigned hereby appoints Alan Schutzman, Robert A. Bosi and Harlan I. Press, and each of them severally, as proxies of the undersigned, each with full power to appoint his substitute, to represent the undersigned at the Annual Meeting of Shareholders of Concord Camera Corp. (the "Company") to be held on February 3, 2005, and at any adjournments thereof, and to vote thereat all shares of common stock of the Company held of record by the undersigned at the close of business on December 8, 2004 in accordance with the instructions set forth on this proxy card and, in their discretion, to vote such shares on any other business as may properly come before the meeting and on matters incident to the conduct of the meeting. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

               |_|PLEASE CHECK IF YOU PLAN TO ATTEND THE MEETING

  PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

1.   ELECTION OF DIRECTORS.

     NOMINEES: Ira B. Lampert, Ronald S. Cooper, Morris H. Gindi and William J. O'Neill, Jr.

     |_| FOR ALL nominees listed above (except as indicated to the contrary)

     __________________________________________________________.

     (Instruction: To withhold authority to vote on any individual nominee, write the name above.)

     |_| WITHHOLD AUTHORITY to vote for all nominees listed above.

                  (Continued and to be signed on reverse side)

                          (Continued from other side)

2.   RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING
     FIRM FOR THE FISCAL YEAR ENDING JULY 2, 2005.

            |_|  FOR            |_| AGAINST            |_|  ABSTAIN

IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 LISTED ABOVE.

                                                                      Dated:__________________________________

                                                                      Signature:______________________________

                                                                      ________________________________________
                                                                      Signature if jointly held

PLEASE SIGN EXACTLY AS NAME OR NAMES APPEAR ON THIS PROXY. FOR JOINT ACCOUNTS, EACH JOINT OWNER MUST SIGN.
PLEASE GIVE FULL TITLE IF SIGNING IN A REPRESENTATIVE CAPACITY.